Exhibit 10

CHANGE IN CONTROL AGREEMENT

CHANGE IN CONTROL AGREEMENT (this "Agreement") made as of this 22nd day of April, 2009, by and among SUSSEX BANK, a state chartered bank with its principal place of business located at 399 State Highway 23, Franklin, New Jersey 07416 (the "Bank"), SUSSEX BANCORP, a New Jersey corporation with its principal place of business located at 200 Munsonhurst Road, Franklin, New Jersey 07416 (the "Company"; the Bank and the Company sometimes collectively are referred to herein as "Employer"), and CANDACE LEATHAM, an individual residing at 87 Mountain Road, Hamburg, New Jersey 07419 (the "Executive").

W I T N E S S E T H:

WHEREAS, Executive is presently employed by the Employer as an Executive Vice President and Chief Financial Officer of the Bank and the Company; and

WHEREAS, Employer wishes to ensure that it will continue to retain Executive in its employ and to receive Executive's undivided effort and attention.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.           Change in Control. (a)  Upon the occurrence of a Change in Control (as herein defined) followed at any time during the term of this Agreement by the involuntary termination of the Executive's employment other than for "Cause", as defined below, or, as provided below the voluntary termination of the Executive within twelve (12) months of such Change in Control for “Good reason”, Executive shall become entitled to receive the payments provided for under paragraph (c) below.  Upon the occurrence of a Change in Control, the Executive shall have the right to elect to voluntarily terminate her employment within twelve (12) months of such Change in Control following any demotion, loss of title, office of significantly authority, reduction in her annual compensation or benefits, or relocation of her principal place of employment by more than thirty miles from its location immediately prior to the Change in Control, all of which shall be deemed “Good Reason” for such voluntary termination by Executive.

(b)	A "Change in Control" shall mean:

(i)
a reorganization, merger, consolidation or sale of all or substantially all of the assets of the Company, or a similar transaction in which the shareholders of the Company prior to such transaction hold less than a majority of the voting power of the resulting entity; or

(ii)	individuals who constitute the Incumbent Board (as herein defined) of the Company cease for any reason to constitute a majority thereof; or

(iii)
an event of a nature that would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); or

(iv)
any "person" (as the term is used in Section 13(d) and 14(d) of the Exchange Act) other than the Company or the trustees or any administrator of any employee stock ownership plan and trust, or any other employee benefit plans established by Employer from time-to-time, is or becomes a "beneficial owner" (as defined in Rule 13-d under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the Company's outstanding securities ordinarily having the right to vote at the election of directors; or

(v)
a proxy statement soliciting proxies from stockholders of the Company is disseminated by someone other than the current management of the Company seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan or transaction are exchanged or converted into cash or property or securities not issued by the Company; or

(vi)
a tender offer is made for 25% or more of the voting securities of the Company and shareholders owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender and such tendered shares have been accepted by the tender offeror.

For these purposes, "Incumbent Board" means the Board of Directors on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a voting of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by members or stockholders was approved by the same nominating committee serving under an Incumbent Board, shall be considered as though he were a member of the Incumbent Board.

(c)           In the event the conditions of Section 1(a) above are satisfied, Executive shall be entitled to receive a lump sum payment equal to two (2) times Executive’s then current base salary; provided, however, that in no event shall any payments provided for hereunder constitute an “excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended or any successor thereto, and in order to avoid such a result the benefits provided for hereunder will be reduced, if necessary, to an amount which is One Dollar ($1.00) less than an amount equal to three (3) times Executive's "base amount" as determined in accordance with such Section 280G.  In addition to the foregoing, Executive shall be entitled to receive from Employer, or its successor, hospital, health, medical and life insurance on the terms and at the cost to Executive as Executive was receiving such benefits upon the date of her termination.  Employer's obligation to continue such insurance benefits will be for a period of two (2) years.

(d)           As used in this Agreement, the term "Cause" shall mean the Executive's personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or a material breach of any provision of this Agreement.  Notwithstanding the above, the Executive shall not be deemed to have been terminated for cause unless and until there shall have been delivered to her a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the members of the Board of Directors of the Company at a meeting of its Board called and held for that purpose (after reasonable notice to the Executive and an opportunity for her, together with counsel, to be heard before such Board of Directors), finding that in the good faith opinion of the Board of Directors, the Executive was guilty of conduct justifying termination for cause and specifying the particulars thereof in detail.

2.           No Guaranty of Employment. Nothing in this Agreement shall be construed as guarantying the employment of the Executive. Executive shall remain an "employee at will" of Employer at all times during the term of this Agreement.

3.           Notices. (a)  Any and all notices, demands or requests required or permitted to be given under this Agreement shall be given in writing and sent (i) by registered or certified U.S. mail, return receipt requested, (ii) by hand, (iii) by overnight courier or (iv) by telecopier addressed to the parties hereto at their addresses set forth above or such other addresses as they may from time-to-time designate by written notice, given in accordance with the terms of this Section.

(b)  Notice given as provided in this Section shall be deemed effective: (i) on the date hand delivered, (ii) on the first business day following the sending thereof by overnight courier, (iii) on the seventh calendar day (or, if it is not a business day, then the next succeeding business day thereafter) after the depositing thereof into the exclusive custody of the U.S. Postal Service or (iv) on the date telecopied.

4.           Term. This Agreement shall have a term of two (2) years from the date hereof; provided, however, that in the event the term of this Agreement would terminate at any time after the Employer has engaged in substantive negotiations regarding a transaction which would lead to a Change in Control if consummated, this Agreement shall continue to remain in full force in effect until the earlier to occur of (i) the effectuation of such transaction leading to a Change in Control or (ii) the termination of the negotiations for the proposed transaction which would have resulted in the Change in Control.

5.           Assignability. Neither this Agreement nor the rights or obligations of Executive hereunder may be assigned, whether by operation of law or otherwise.  This Agreement shall be binding upon, and inure to the benefit of, Employer and its successors and assigns. This Agreement shall inure to the benefit of the Executive's heirs, executors, administrators and other legal representatives.

6.            Waiver. The waiver by Employer or the Executive of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent or other breach hereof.

7.            Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without giving effect to principles of conflict of laws.

8.            Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and may not be amended, waived, changed, modified or discharged, except by an agreement in writing signed by the parties hereto.

9.            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

10.           Amendment. This Agreement may be modified or amended only by an amendment in writing signed by both parties.

11.           Severability. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision, only to the extent it is invalid or unenforceable, and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

12.           Section Headings. The headings contained in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

13.           Fees and Expenses. If any party to this Agreement institutes any action or proceeding to enforce this Agreement, the prevailing party in such action or proceeding shall be entitled to recover from the non-prevailing party all legal costs and expenses incurred by the prevailing party in such action, including, but not limited to, reasonable attorney's fees and other reasonable legal costs and expenses.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under their respective hands as of the day and year first above written.

SUSSEX BANK

By:	/s/ Donald L. Kovach
Donald L. Kovach
Chairman of the Board

SUSSEX BANCORP

By:	/s/ Donald L. Kovach
Donald L. Kovach,
President

EXECUTIVE

/s/ Candace Leatham
Candace Leatham,
Executive Vice President and
Chief Financial Officer